MORGAN & COMPANY
CHARTERED ACCOUNTANTS



January 25, 2006



Securities and Exchange Commission
100 F Street NE
Washington, DC
20549  USA

Dear Sirs:

RE:  CIMBIX CORPORATION
     FILE REF. NO. 000 - 49955

We were previously the principal accountants for Cimbix Corporation and we reported on the financial statements of Cimbix Corporation for the years ended September 30, 2003 and 2004, and reviewed the company's interim financial statements for the periods June 30, 2003 to June 30, 2005. As of January 25, 2006, we were not engaged as the principal accountants for Cimbix Corporation. We have read Cimbix Corporation's statements under
Item 4 of its Form 8-K dated, January 25, 2006, and we agree with such statements.

For the most recent fiscal period through to January 25, 2006, there has been no disagreement between Cimbix Corporation and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

"Morgan & Company"

Chartered Accountants




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